Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney
VP Investor Relations
508-651-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB ANNOUNCES STRATEGIC ACTIONS

TO OPTIMIZE PERFORMANCE

Plans to Close Five Clubs, Restructure Home Office and Certain Field Operations

NATICK, MA – January 5, 2011 – BJ’s Wholesale Club, Inc. (NYSE: BJ) today announced strategic actions to strengthen its operations that include closing five underperforming clubs (three in the Atlanta market, one in Sunrise, FL, and one in Charlotte, NC) by the end of this month, and restructuring its home office and certain field operations. Upon closure, the operating results of the five clubs will be classified as discontinued operations in the Company’s financial statements.

Laura J. Sen, CEO of BJ’s Wholesale Club said, “Our management team has been working for several months on a strategic plan to optimize our performance and build for the future, thereby enhancing shareholder value. The five clubs to be closed have historically underperformed and, after careful consideration, we concluded that improvement of their operating results was unlikely. The savings associated with the actions we are announcing today will be invested in new clubs, remodels, and information technology, all of which are vital to our competitiveness, future growth and profitability. We remain committed to the Atlanta, Charlotte and South Florida markets and will look to expand in those markets if compelling opportunities present themselves.

“In making these very difficult but necessary choices, we eliminated positions held by team members who have contributed to our success. We will be supporting affected team members in many ways to help ease their transition.”

The Company estimates that, taken together, the total charges associated with the announcements made today will be between $42 and $44 million after-tax, or $0.78 to $0.82 per share in the fiscal fourth quarter ending January 29, 2011.

The Company anticipates that pre-tax expenses associated with the club closures will be approximately $44 to $46 million, consisting of approximately $43 million of lease termination and facility closure related costs, and approximately $2 million in severance costs. These charges are expected to result in cash expenditures of approximately $41 to $43 million, with approximately $5 million paid in the current fiscal fourth quarter ending January 29, 2011 and the remainder in future periods. In connection with these closures, the Company expects to record after-tax expenses in the range of $26 to $28 million, or $0.49 to $0.51 per share, in the fourth quarter ending January 29, 2011. The Company estimates the current full year pre-tax operating losses for these clubs to be between $4 and $5 million in the aggregate.

In addition, the Company will record charges related to a restructuring of its home office and impairment charges on certain of its remaining clubs in its fourth quarter results. Pre-tax charges for the restructuring and impairments, as well as for the costs related to the management changes announced in a separate press release this morning, are estimated to be in a range of $26 to $28 million. Of these charges, $7 to $9 million will be cash expenditures, with approximately $1 million paid in the current fiscal fourth quarter ending January 29, 2011 and the remainder to be paid in future periods. The impairments and restructuring and management changes will result in after-tax expenses in the range of $15 to $17 million, or $0.29 to $0.31 per share.

-More-

BJ’s Wholesale Club

January 5, 2011

Other Press Releases Issued Today

In separate press releases issued today, the Company announced certain management changes related to the upcoming retirement of two members of senior management and its December sales results. These press releases are available at http://www.bjsinvestor.com.

About BJ’s Wholesale Club

BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 194 BJ’s Wholesale clubs in 15 states, which includes the five clubs that will be closed in January 2011. BJ’s press releases and filings with the SEC are available on the Internet at http://www.bjsinvestor.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined by The Private Securities Litigation Reform Act of 1995. The terms “ may,” “will,” “could,” “anticipate,” “plan,” “continue,” “project,” “intend,” “estimate,” “believe,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, unexpected delays in closing the five clubs scheduled to be closed, difficulties encountered in the club closing process, any legal claims that may be asserted by affected persons, difficulties encountered in transitioning the duties of departing personnel to others, other events that result in changes in estimates for the charges discussed above, and other factors relating to the Company’s business and operations including levels of gasoline profitability, levels of customer demand, economic and weather conditions, the rate of inflation or deflation, federal, state and local regulation in the Company’s markets, federal budgetary and tax policy, litigation, competitive conditions and other factors discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended January 30, 2010. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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